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                                                                     EXHIBIT 4.3


                            STOCKHOLDERS' AGREEMENT
                            -----------------------


THIS STOCKHOLDERS' AGREEMENT, dated this 30th day of March 1999, is entered into by and among STC TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and those stockholders of the Corporation listed on Schedule 1 hereto (hereinafter referred to collectively as the "Investors").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, the Corporation and the Investors are entering into a Convertible Preferred Stock Purchase Agreement dated the date hereof (the "Stock Purchase Agreement") in connection with which the Corporation has agreed to sell shares of its Series A Convertible Preferred Stock, par value $.000001 per share ("Series A Preferred Stock"), and the Corporation desires to grant to the Investors certain registration and other rights with respect to such shares.

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings of the Corporation and the Investors hereunder and under the Stock Purchase Agreement, the parties hereto do hereby agree as follows:

     SECTION 1.  Definitions.   As used herein, the following terms shall have
the following respective meanings:

               Authorized Issuance shall mean the sale by the Corporation to current capital stockholders of the Corporation on or before June 30, 1999 of Series A Preferred Stock that number of shares with an aggregate consideration (at a price per share equal to the purchase price per share under the Stock Purchase Agreement) not to exceed the lesser of (A) $3,000,000, or (B) $9,500,000 less the aggregate purchase price under the Stock Purchase Agreement in accordance with definitive written agreements approved by HCV V.

               Board shall mean the Board of Directors of the Corporation.

               Budget shall have the meaning set forth in Section 2.8 hereof.

               Certificate shall mean the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation.

               Commission shall mean the U.S. Securities and Exchange
Commission.

               Common Stock shall mean the Common Stock, par value $.000001 per share, of the Corporation, including both Class A Common Stock and Class B Common Stock.
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               Environment shall mean soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, ambient air (including indoor air), plant and non-human animal life and any natural resource.

               Environmental Laws shall mean all applicable federal, state and local laws, ordinances, rules and regulations that regulate, fix liability for, or otherwise relate to, the handling, use (including use in industrial processes, in construction, as building materials, or otherwise), storage and disposal of hazardous and toxic wastes and substances, and to the discharge, leakage, presence, migration, threatened Release or Release (whether by disposal, a discharge into any water source or system or into the air, or otherwise) of any pollutant or effluent. Without limiting the preceding sentence, the term "Environmental Laws" shall specifically mean the following federal laws, as amended: Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et. seq.; Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et. seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq.; and Clean Air Act, 42 U.S.C. 7401 et. seq.; and any other federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, regulating the following activities:

                    (i) advising governmental authorities, employees or the public of threatened or actual releases of pollutants or hazardous substances or Hazardous Materials, violations of environmental discharge limits and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                    (ii) preventing or reducing the releases of pollutants or hazardous substances or Hazardous Materials into the Environment;

                    (iii) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

                    (iv) assuring that products are designed, formulated and packaged so that they do not present unreasonable risks or to the Environment when used or disposed of or to human health when disposed of;

                    (v) protecting natural resources or species;

                    (vi) reducing to acceptable levels the risks of the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; or

                    (vii) cleaning up pollutants that have been released or preventing the threat of such release.

               Equity Percentage shall mean, as to any Investor, that percentage figure which expresses the ratio that (a) the number of shares of issued and outstanding Common Stock then owned by such Investor bears to (b) the aggregate number of shares of issued and

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outstanding Common Stock then owned by all stockholders on a fully diluted basis. For purposes solely of the computation set forth in clauses (a) and (b) above, all issued and outstanding securities held by the Investors that are convertible into or exercisable or exchangeable for shares of Common Stock (including any issued and issuable shares of Preferred Stock) or for any such convertible, exercisable or exchangeable securities, shall be treated as having been so converted, exercised or exchanged at the rate or price at which such securities are convertible, exercisable or exchangeable for shares of Common Stock in effect at the time in question (which, for purposes of Section 2.3 of this Agreement, shall be at the time of delivery by the Corporation of the notice of the Offer contemplated by Section 2.3(b)), whether or not such securities are at such time immediately convertible, exercisable or exchangeable.

               Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

               Exchange Act Registration Statement shall have the meaning set forth in Section 2.5 hereof.

               Excess Securities shall have the meaning set forth in Section 2.3(d) hereof.

               Excess Securities Notice shall have the meaning set forth in
Section 2.3(d) hereof.

               Excess Securities Period shall have the meaning set forth in
Section 2.3(d) hereof.

               Excluded Forms shall have the meaning given such term in Section
3.5 hereof.

               Excluded Securities shall mean, collectively:

                    (i) the Reserved Shares;

                    (ii) Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement to purchase, or rights to subscribe for, such Common Stock, including Common Stock issued pursuant to any options granted under the Corporation's 1996 Employee Incentive and Non-Qualified Stock Option Plan of the Corporation to purchase, or rights to subscribe for, such Class B Common Stock, that has been approved by the holders of Common Stock then outstanding or that may be approved by the holders of a majority of the combined voting power of the Investors holding Series A Preferred Shares, calculated in accordance with Section 6(a) of the Certificate (including, in such calculation, any outstanding Restricted Shares held by such holders), and which, as a condition precedent to the issuance of such shares, provides for the vesting of such shares and subjects such shares to restrictions on transfers and rights of first offer in favor of the Corporation; provided, however, that the maximum number of shares of Class B Common Stock heretofore or hereafter issuable pursuant to the Corporation's 1996 Employee Incentive and Non-Qualified Stock Option Plan and all such agreements, plans and arrangements shall not exceed 327,281 shares (subject to adjustment as required to comply with any anti-dilution rights set forth in any such agreement, plan or arrangement);

                    (iii) Common Stock issued as a stock dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock of the Corporation;

                    (iv) any securities issued pursuant to the acquisition by the Corporation of any other corporation, partnership, joint venture, trust or other entity by any merger, stock acquisition, reorganization, purchase of substantially all assets or otherwise in which the Corporation, or its stockholders of record immediately prior to the effective date of such transaction, directly or indirectly, own at least a majority of the voting power of the acquired entity or the resulting entity after such transaction.

               Group shall mean: (i) as to an Investor that is a limited partnership: (A) any and all of the venture capital limited partnerships now existing or hereafter formed that are affiliated with or under common control with one or more of the general partners or one or more general partners of the general partner of such Investor and any predecessor or successor thereto, (B) any limited partner of such Investor, and (C) in the case of HCV V, the HCV Group; (ii) in the case of any investment trust, any grantor or beneficiary thereof, or any other trust, corporate entity or partnership under common control with such investment trust for which Rho Management Company, Inc. or Summit Asset Management acts as investment adviser; and (iii) as to any Investor, any other Investor.

               Hazardous Materials shall include without limitation, any flammable explosives, petroleum products, petroleum byproducts, radioactive materials, hazardous wastes, hazardous substances, toxic substances or other similar materials regulated by Environmental Laws.

               HCV Group shall mean, collectively, (i) HCV I, (ii) HCV II, (iii) HCV III, (iv) HCV IV, (v) HCV V, (vi) any venture capital limited partnership now existing or hereafter formed which is affiliated with or under common control with one or more general partners of any general partner of HCV V (an "HCV Fund"); (vii) any limited partners or affiliates of HCV I, HCV II, HCV III, HCV IV, HCV V, or any other HCV Fund; and (viii) any successors or assigns of any of the foregoing persons.

               HCV I shall mean HealthCare Ventures I, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV I under this Agreement.

               HCV II shall mean HealthCare Ventures II, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV II under this Agreement.

               HCV III shall mean HealthCare Ventures III, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV III under this Agreement.

               HCV IV shall mean HealthCare Ventures IV, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV IV under this Agreement.

               HCV V shall mean HealthCare Ventures V, L.P., a Delaware limited partnership, including any successor thereto or any assignee of the interest, in whole or in part, of HCV V under this Agreement.

               Investors shall mean each of the persons listed on Schedule 1 hereto, severally, but not jointly and severally.

               Notice of Acceptance shall have the meaning set forth in Section 2.3(c) hereof.

               Offer shall have the meaning set forth in Section 2.3(b) hereof.

               Offered Securities shall mean, except for Excluded Securities,
(i) any shares of Common Stock, Preferred Stock or any other equity security of the Corporation, (ii) any debt security or capitalized lease with any equity feature with respect to the Corporation, or (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security, debt security or capitalized lease.

               Option Shares shall have the meaning set forth in Section 5.2(a)(iii) of the Stock Purchase Agreement.

               Other Shares shall have the meaning set forth in Section 3.5(e) hereof.

               Preferred Directors shall mean the two (2) members of the Board of Directors of the Corporation appointed by the holders of a majority in voting power of the Series A Preferred Stock, voting as a separate class, as described in Section 6(b)(i) of the Certificate.

               Preferred Stock shall mean the Preferred Stock, par value $.000001 per share, of the Corporation.

               Preferred Stockholders shall mean, collectively, all holders of shares of Preferred Stock of the Corporation.

               Property shall include, without limitation, land, buildings and laboratory facilities owned or leased by the Corporation or as to which the Corporation now has any duties, responsibilities (for clean-up, remedy or otherwise) or liabilities under any Environmental Laws, or as to which the Corporation or any subsidiary of the Corporation may have such duties, responsibilities or liabilities because of past acts or omissions of the Corporation or any such subsidiary or their predecessors, or because the Corporation or any such subsidiary or their predecessors in the past was such an owner or operator of, or bore some other relationship with, such land, buildings and/or laboratory facilities.

               Qualified IPO shall have the meaning given it in Section 5.5.

               Refused Securities shall have the meaning set forth in Section 2.3(f) hereof.

               Reserved Shares shall mean shares of Class A Common Stock reserved by the Corporation for issuance upon the conversion of the Series A Preferred Shares.

               Restricted Securities shall mean any of the Series A Preferred Shares and the Class A Common Stock issued or issuable upon the conversion of the Series A Preferred Shares, all shares of Common Stock issued or issuable in respect thereof by way of stock splits, stock dividends, stock combinations, recapitalizations or like occurrences, and any other shares of Common Stock or other securities of the Corporation which may be issued hereafter to any of the Investors or any member of their Group which are convertible into or exercisable for shares of Common Stock (including, without limitation, other classes or series of Convertible Preferred Stock, warrants, options or other rights to purchase Common Stock or convertible debentures or other convertible debt securities) and the Common Stock issued or issuable upon such conversion or exercise of such other securities, which have not been sold (a) in connection with an effective registration statement filed pursuant to the Securities Act, or (b) pursuant to Rule 144 or Rule 144A promulgated by the Commission under the Securities Act.

               Restricted Shares shall mean the shares of Common Stock issued or issuable upon the conversion or exchange of the Restricted Securities or otherwise constituting a portion of the Restricted Securities.

               Securities Act shall mean the Securities Act of 1933, as amended.

               Series A Preferred Shares shall mean shares of Series A Preferred Stock issued or issuable pursuant to the Stock Purchase Agreement.

               Series A Preferred Stock shall mean Series A Convertible Preferred Stock, par value $.000001 per share, of the Corporation.

               Stock Purchase Agreement shall mean the Convertible Preferred Stock Purchase Agreement, dated as of the date hereof, among the Corporation and the Investors listed on Schedule 1 thereto.

               Stockholders shall mean all holders of capital stock of the Corporation.

               Target Month shall have the meaning set forth in Section 2.7(a) hereof.

               30-Day Period shall have the meaning set forth in Section 2.3(b) hereof.

               Transfer shall include any disposition of any Restricted Securities or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act.

     SECTION 2.  Certain Covenants of the Corporation.

          2.1 Meetings of the Board of Directors. The Corporation shall call, and use its best efforts to have, regular meetings of the Board not less often than quarterly. The Corporation shall pay all reasonable and appropriately documented travel expenses and other out-of-pocket expenses incurred by directors who are not employed by the Corporation in connection with attendance at meetings to transact the business of the Corporation or attendance at meetings of the Board or any committee thereof.

          2.2 Reservation of Shares of Common Stock and Preferred Stock, Etc. The Corporation shall at all times have authorized and reserved out of its authorized but unissued shares of Class A Common Stock, a sufficient number of shares of Class A Common Stock to provide for the conversion of the Series A Preferred Shares. Neither the issuance of the Series A Preferred Shares nor the shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Shares shall be subject to a preemptive right of any other Stockholder.

          2.3  Right of First Refusal.

               (a) The Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities unless in each case the Corporation shall have first offered to sell to each Investor an amount of such Offered Securities equal to that amount of Offered Securities which the Investor would be entitled to purchase based on each Investor's Equity Percentage, on the terms set forth herein. Each Investor may delegate its rights and obligations with respect to such Offer to one or more members of its Group, which members shall thereafter be deemed to be "Investors" for the purpose of applying this Section 2.3 to such Offer.

               (b) The Corporation shall deliver to each Investor written notice of the offer to sell the Offered Securities, specifying the price and terms and conditions of the offer (the "Offer"). The Offer by its terms shall remain open and irrevocable for a period of twenty (20

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days from the date of its delivery to such Investor (the "20-Day Period"), subject to extension to include the Excess Securities Period (as such term is hereinafter defined).

               (c) Each Investor shall evidence its intention to accept the Offer by delivering a written notice signed by the Investor setting forth the number of shares that the Investor elects to purchase (the "Notice of Acceptance"). The Notice of Acceptance must be delivered to the Corporation prior to the end of the 20-Day Period.

               (d) If any Investor fails to exercise its right hereunder to purchase its Equity Percentage of the Offered Securities, the Corporation shall so notify the other Investors in a written notice (the "Excess Securities Notice"). The Excess Securities Notice shall be given by the Corporation promptly after it learns of any Investor's intention not to purchase all of its Equity Percentage of the Offered Securities, but in no event later than ten (10) days after the expiration of the 20-Day Period. The Investors who or which have agreed to purchase their Equity Percentage of the Offered Securities shall have the right to purchase the portion not purchased by such Investor (the "Excess Securities"), on a pro rata basis, by giving notice within ten (10) days after receipt of the Excess Securities Notice from the Corporation. The twenty (20) day period during which (i) the Corporation must give the Excess Securities Notice to the other Investors, and (ii) each of the other Investors must give the Corporation notice of its intention to purchase all or any portion of its pro rata share of the its Excess Securities, is hereinafter referred to as the "Excess Securities Period."

               (e) If the Investors tender their Notice of Acceptance prior to the end of the 20-Day Period indicating their intention to purchase all of the Offered Securities or, if prior to the termination of the Excess Securities Period, the Investors tender Excess Securities Notices to purchase all of the Excess Securities, the Corporation shall schedule a closing of the sale of all such Offered Securities. Upon the closing of the sale of the Offered Securities to be purchased by the Investors, each Investor shall (i) purchase from the Corporation that portion of the Offered Securities (including the Excess Securities) for which it tendered a Notice of Acceptance and an Excess Securities Notice, if applicable, upon the terms specified in the Offer, and
(ii) execute and deliver an agreement further restricting transfer of such Offered Securities substantially as set forth in Section 3.1, 3.2 and 3.3 of this Agreement. In addition, with respect to the Offered Securities being purchased by the Investors, the Corporation shall provide each such Investor with the rights and benefits set forth in this Agreement. The obligation of the Investors to purchase such Offered Securities is further conditioned upon the preparation of a purchase agreement embodying the terms of the Offer, which shall be reasonably satisfactory in form and substance to such Investor and the Investor's counsel.

               (f) The Corporation shall have one hundred twenty (120) days from the expiration of the 20-Day Period, or the Excess Securities Period, if applicable, to sell the Offered Securities (including the Excess Securities) refused by the Investors (the "Refused Securities") to any other person or persons, but only upon terms and conditions which are in all material respects (including, without limitation, price and interest rate) no more favorable to such other person or persons, and no less favorable to the Corporation, than those set forth in the Offer. Upon and subject to the closing of the sale of all of the Refused Securities (which shall include full payment to the Corporation), each Investor shall (i) purchase from the Corporation those Offered Securities (including the Excess Securities) for which it tendered a Notice of Acceptance and an Excess Securities Notice, if applicable, upon the terms specified in the Offer, and (ii) execute and deliver an agreement restricting transfer of such Offered Securities (including the Excess Securities) substantially as set forth in Sections 3.1, 3.2 and 3.3 of this Agreement. In addition, with respect to the Offered Securities being purchased by the Investors, the Corporation shall provide each such Investor with the rights and benefits set forth in this Agreement. The Corporation agrees, as a condition precedent to accepting payment for and making delivery of any Refused Securities to any executive officer, employee, consultant or independent contractor of or to the Corporation, or to any other person, to have each and every such person execute and deliver a Registration Rights Agreement substantially in the form attached hereto as Exhibit A, or as may be modified or amended from time to time with the prior approval of the holders of a majority of the combined voting power of the Investors holding Series A Preferred Shares, calculated in accordance with Section 6(a) of the Certificate (including in such calculation, any outstanding Restricted Shares held by such holders), to the extent such purchaser has not already executed such Agreement. The obligation of the Investor to purchase such Offered Securities (including the Excess Securities) is further conditioned upon the preparation of a purchase agreement embodying the terms of the Offer, which shall be reasonably satisfactory in form and substance to such Investor and the Investor's counsel.

               (g) In each case, any Offered Securities not purchased either by the Investors or by any other person in accordance with this Section 2.3 may not be sold or otherwise disposed of until they are again offered to the Investors under the procedures specified in Paragraphs (a), (b), (c), (d), (e) and (f) hereof.

               (h) Each Investor may, by prior written consent, waive its rights under this Section 2.3. Such a waiver shall be deemed a limited waiver and shall only apply to the extent specifically set forth in the written consent of such Investor.

               (i) Notwithstanding the foregoing, the Corporation may issue shares in connection with the Authorized Issuance without being subject to the right of first refusal set forth in this Section 2.3.

          2.4  Negative Covenants.

               (a) Majority Investor Approvals. Except in connection with the Authorized Issuance, the Corporation shall not, directly or indirectly, take any of the actions specified in subsections 2.4(a)(i) through (xxiii) below, without the prior written consent of the Investors holding a majority of the then outstanding Series A Preferred Stock held by all Investors (determined in accordance with Section 6(a) of the Certificate), voting separately from the holders of Common Stock or any other securities of the Corporation. Such consent shall be given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which timely and specific notice shall have been given to each Investor. Written consent in lieu of a meeting must be signed by not less than that number of Investors having the minimum number of votes which would be necessary to authorize such action at a meeting.

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                    (i) Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of the Corporation's (or any of the its subsidiaries') properties or assets other than in the ordinary course of its business.

                    (ii) Purchase, lease or otherwise acquire all or substantially all of the assets of another entity.

                    (iii) Except as otherwise required by the Certificate, declare or pay any dividend or make any distribution with respect to shares of its capital stock (whether in cash, shares of capital stock or other securities or property) other than to the Series A Preferred Stock.

                    (iv) Except as otherwise required by the Certificate or in any agreement approved by the Board of Directors with a director, officer, employee, consultant or independent contractor of or to the Corporation providing for the repurchase of any of its capital stock owned by such director, officer, employee, consultant or independent contractor at the option of the Corporation, provided that any such agreement is either: (A) set forth on
Schedule 5.2 of the Stock Purchase Agreement, or (B) entered into pursuant to the Corporation's 1996 Employee Incentive and Non-Qualified Stock Option Plan, make any payment on account of the purchase, redemption or other retirement of any share of capital stock of the Corporation.

                    (v) Merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations or other entity or entities.

                    (vi) Voluntarily dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution.

                    (vii) In any manner alter or change the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Series A Preferred Stock.

                    (viii) Take any action to cause any amendment, alteration or repeal of any of the provisions of the Certificate, the Certificate of Incorporation of the Corporation, or any of its subsidiaries with the exception of ministerial amendments which would not have any adverse affect on the Series A Preferred Stock.

                    (ix) Except for the issuance of capital stock or other securities constituting Excluded Securities, authorize, designate, create, reclassify, issue or agree to issue any equity or debt security of the Corporation (or any of its subsidiaries) or any security, right, option or warrant convertible into, or exercisable or exchangeable for, shares of the capital stock of the Corporation (or any of its subsidiaries) or any capitalized lease with an equity feature with respect to the capital stock of the Corporation (or any of its subsidiaries).

                    (x) Adopt, approve, amend or modify any stock option plan of the Corporation or adopt, approve, amend or modify the form of any stock option agreement or restricted stock purchase agreement, or amend or modify any stock option agreement or restricted stock purchase agreement entered into between the Corporation and its employees, directors or consultants, except for immaterial changes made thereto from time to time by officers of the Corporation.

                    (xi) Accelerate the vesting schedule or exercise date or dates of any such options or in any stock option agreement or restricted stock purchase agreement entered into between the Corporation and its directors, officers, employees, consultants or independent contractors, or waive or modify the Corporation's repurchase rights with respect to any shares of the Corporation's stock issuable pursuant to any restricted stock purchase agreement entered into between the Corporation and its directors, officers, employees, consultants or independent contractors.

                    (xii) Grant any stock options with an exercise price per share of less than the fair market value of such share on the date of such grant (as determined by the Board of Directors of the Corporation) or issue or sell capital stock of the Corporation pursuant to restricted stock awards or restricted stock purchase agreements at a price per share less than the fair market value of such share on the date of such issuance or sale (as determined by the Board of Directors of the Corporation).

                    (xiii) Increase the number of directors of which the Board of Directors consists.

                    (xiv) Enter into any financing arrangement in excess of $300,000 ("Financing Limitation") including, without limitation, loan agreements, credit lines, letters of credit or capitalized leases, other than to refinance the amounts identified under the "Present Balance" column on Schedule 2.4(a)(xiv) or to finance the amounts identified under the "Requested Amount" column on Schedule 2.4(a)(xiv).

                    (xv) Except as specifically described in a budget previously approved by the Investors, enter into any contract, agreement or license or series of related contracts, agreements or licenses in excess of $500,000 whether in a single disbursement or a series of related disbursements.

                    (xvi) Except for the sale of shares included in the Authorized Issuance, enter into any transaction or agreement with any officer or director of the Corporation or with any corporation, partnership or other organization (an "Outside Entity") in which one or more of the officers or directors of the Corporation is an officer or director of, or has a financial interest in, such Outside Entity.

                    (xvii) Initiate, enter into or amend any agreement or arrangement pertaining to employment with or engagement by the Corporation where such agreement or arrangement provides for either the employment of any officer of the Corporation regardless of compensation, or compensation for any single individual greater than or equal to $150,000 in the aggregate, on an annual or annualized basis.

                    (xviii) Enter into or become subject to any agreement which restricts or purports to restrict the Corporation from engaging or otherwise competing in any material aspect of its business other than pursuant to a duly authorized license agreement of the Corporation's intellectual property.

                    (xix) Take any action or enter into any other transaction outside the ordinary course of business or effect any material change in the conduct or operation of the Corporation's business.

                    (xx) Establish or approve of any Corporation policies delegating or delineating the authority of any officer or employee to act on behalf of the Corporation outside of the ordinary course of business.

                    (xxi) Appoint, terminate or remove the Chief Executive Officer or President or the Chief Financial Officer, Treasurer or Vice President-Finance without the approval of the Board of Directors.

                    (xxii) Adopt and amend the budgets of the Corporation and authorize budget variances for expenditures in excess of ten percent (10%) without the approval of the Board of Directors.

                    (xxiii) Adopt and materially amend the strategic or business plan of the Corporation without the approval of the Board of Directors.

                    (xxiv) Take any action to cause any amendment, alteration or repeal of any of the provisions of the By-laws of the Corporation, or any of its subsidiaries with the exception of ministerial amendments which would not have any adverse affect on the Series A Preferred Stock.

               (b) Stock and Option Agreements. Without the prior written consent of the Investors holding a majority of the outstanding Series A Preferred Stock held by all Investors, determined in accordance with Section 6(a) of the Certificate (including, in such calculation, any outstanding Restricted Shares held by such holders), the Corporation shall not issue any shares of Common Stock or options, warrants or other rights to acquire Common Stock or other securities of the Corporation to any employee, officer, director, consultant, independent contractor or other person or entity except for Excluded Securities.

               (c) Registration Rights. The Corporation shall not hereafter grant to any persons any rights to register or qualify stock of the Corporation under federal or state securities laws, unless it shall have first obtained the written consent of the Investors holding a majority of the outstanding Series A Preferred Stock held by all Investors, determined in accordance with Section 6(a) of the Certificate (including, in such calculation, any outstanding Restricted Shares held by such holders).

          2.5  Filing of Reports Under the Exchange Act.

               (a) The Corporation shall give prompt notice to the holders of Series A Preferred Stock of (i) the filing of any registration statement (an "Exchange Act Registration Statement") pursuant to the Exchange Act, relating to any class of equity securities of the Corporation, (ii) the effectiveness of such Exchange Act Registration Statement, and (iii) the number of shares of such class of equity securities outstanding, as reported in such Exchange Act Registration Statement, in order to enable the Investors to comply with any reporting requirements under the Exchange Act or the Securities Act. Upon the written request of the Investors holding a majority in interest of the Series A Preferred Shares held by all Investors, the Corporation shall, at any time after the Corporation has registered any shares of Common Stock under the Securities Act, file an Exchange Act Registration Statement relating to any class of equity securities of the Corporation then held by the holders of Series A Preferred Shares or issuable upon conversion or exercise of any class of debt or equity securities or warrants or options of the Corporation then held by the Investors, whether or not the class of equity securities with respect to which such request is made shall be held by the number of persons which would require the filing of a registration statement under Section 12(g)(1) of the Exchange Act.

               (b) If the Corporation shall have filed an Exchange Act Registration Statement or a registration statement (including an offering circular under Regulation A promulgated under the Securities Act) pursuant to the requirements of the Securities Act, which shall have become effective (and in any event, at all times following the initial public offering of any of the securities of the Corporation), then the Corporation shall comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any of the Restricted Securities by any holder of Restricted Securities (including any such exemption pursuant to Rule 144 or Rule 144A thereof, as amended from time to time, or any successor rule thereto or otherwise). The Corporation shall cooperate with each holder of Restricted Securities in supplying such information as may be necessary for such holder of Restricted Securities to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act (under Rule 144 or Rule 144A thereunder or otherwise) for the sale of any of the Restricted Securities by any holder of Restricted Securities.

          2.6 Access to Records. The Corporation shall afford to each of the Investors and such Investor's employees, counsel and other authorized representatives, free and full access, at all reasonable times and for reasonable periods of time, to all of the books, records and properties of the Corporation and to all officers and employees of the Corporation.

          2.7 Financial Reports. Until such time that the Corporation has a class of its equity securities registered under the Exchange Act and is required to file reports thereunder pursuant to Sections 13 or 15(d) of the Exchange Act, except with respect to the obligation set forth in Section 2.7(e)(i) hereunder which shall survive such time, the Corporation shall furnish each of the Investors with the financial information described below:

               (a) Within 20 days after the last day of each month (the "Target Month") (or such other calendar period as is approved by the Board), financial statements, including a balance sheet as of the last date of such Target Month, a statement of income (or monthly operating expenses) for such month, together with a cumulative statement of income from the first day of the current year to the last day of such month, which statements shall be prepared from the books and records of the Corporation, a cash flow analysis, together with cumulative cash flow analyses from the first day of the current year to the last day of such month, and a comparison between the actual monthly operating expenses and the projected figures for such month and the comparable figures for the prior year, subject to the provisions of Section 2.9 hereof.

               (b) Upon receipt of a request from any of the Investors prior to the end of a quarterly accounting period, the Corporation shall deliver to each of the Investors, within 45 days after the end of such quarterly accounting period, unaudited financial statements for such quarterly accounting period, certified by the Chief Financial Officer or the Treasurer of the Corporation, as presenting fairly the financial condition and results of operations of the Corporation and as having been prepared on a basis consistent with the accounting principles reflected in the Corporation's annual audited financial statements, accompanied by a report, signed by the Chief Financial Officer or the Treasurer of the Corporation, summarizing the operating and financial highlights of the Corporation for such quarterly accounting period, which report shall include (a) a comparison between the actual quarterly operating and financial results, the Budget (as defined in Section 2.8 hereof) and the results of the similar quarterly accounting period for the prior fiscal year of the Corporation, together with an explanation of material variances from the Budget and such similar quarterly accounting period, as the case may be, and (b) a narrative analysis of operations and trends in the business of the Corporation during such quarterly accounting period.

               (c) Within 90 days after the end of each fiscal year of the Corporation, audited financial statements of the Corporation, which shall include an income statement and a statement of cash flow for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with generally accepted accounting principles consistently applied, and accompanied by the report of such independent certified public accountants as shall have been approved by the Board.

               (d) If for any period the Corporation shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Corporation, then the financial statements delivered for such period pursuant to paragraphs
(a), (b) and (c) of this Section 2.7 shall be the consolidated and consolidating financial statements of the Corporation for all such consolidated subsidiaries.

               (e) Promptly upon becoming available:

                    (i) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation to its Stockholders or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation with the Commission or any securities exchange or self-regulatory organization; and

                    (ii) any other financial or other information available to management of the Corporation that any of the Investors shall have reasonably requested on a timely basis.

          2.8 Budget and Operating Forecast. The Corporation shall prepare and submit to the Board and each of the Investors an operating plan with monthly and quarterly breakdowns (the "Budget") for each fiscal year by January 15th of each fiscal year of the Corporation. The Budget shall be deemed accepted as the Budget for such fiscal year only when it has been approved by the Board. The Budget shall be reviewed by the Corporation periodically and all changes therein, and all material deviations therefrom, shall be reviewed by the Board on at least a quarterly basis.

          2.9 System of Accounting. The Corporation shall maintain, and cause each of its subsidiaries, when and if any shall exist, to maintain, its books of accounts, related records and system of accounting in accordance with good business practices and generally accepted accounting principles, and shall cause the matters contained therein to be appropriately and accurately reflected in the financial reports (which shall be prepared in accordance with generally accepted accounting principles) furnished pursuant to this Agreement.

          2.10 Restriction on Transfer Rights; Confidentiality. The rights granted to each of the Investors pursuant to Sections 2.6 through 2.8 hereof shall not be transferred or assigned by any Investor to, and shall not inure to the benefit of, any successor, transferee or assignee of any Investor, which is engaged in any live business directly competitive with the Corporation. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to its Group or to any partner, subsidiary or parent of such Investor for the purpose of evaluation its investment in the Company as long as such Group member, partner, subsidiary or parent is advised of the confidentiality provisions of this Section 2.10.

          2.11 Confidentiality and Non-Competition Agreements for Key Employees. The Corporation shall cause each person who is presently an employee of or a consultant or independent contractor to the Corporation or who becomes an employee of or a consultant to the Corporation subsequent to the date hereof and who shall have or be proposed to have access to confidential or proprietary information of the Corporation, who has not already done so, to execute a confidentiality and non-competition agreement in form and substance attached hereto or otherwise approved by the Board prior to the commencement of such person's employment by the Corporation in such capacity.

          2.12 Marketing and Promotional Material. Each of the Investors will have the right to review and approve, in advance of publication, distribution or dissemination, any reference to such Investor or any entity affiliated with such Investor (other than the Corporation), contained in any document, instrument, report or filing or in any advertising, marketing, promotional and similar materials other than those reports or filings required by law. Nevertheless, to the extent that any such report or filing is made, the Corporation will provide a copy thereof to the Investor prior to the filing, release or dissemination thereof.

          2.13 Environmental Matters. The Corporation shall promptly advise the Investors in writing of any pending or threatened claim, demand or action by any governmental authority or third party relating to any Hazardous Materials affecting the Property of which it has knowledge. The Corporation shall not discharge, place, release, spill or dispose of any Hazardous Materials or any other pollutants or effluents upon the Property or elsewhere (including, but not limited to, underground injection of such substances), and the Corporation shall not discharge into the air any emission which would require a permit under the Clean Air Act or its state counterparts or any other Environmental Laws, except in compliance with the Environmental Laws. The Stockholders of the Corporation shall have no control over, or authority with respect to, the waste disposal operations of the Corporation. The Corporation hereby indemnifies, defends and holds harmless the Investors from and against any and all manner of actions, causes of action, suits, debts, accounts, controversies, judgments, claims, demands, losses or liabilities of any nature (including reasonable attorneys' fees) directly or indirectly arising out of or attributable to (a) any misrepresentation or breach of the representations and covenants set forth in
Section 5.18 of the Stock Purchase Agreement, or (b) the use, generation, storage, release, threatened release, discharge, disposal or presence of Hazardous Materials on, under or about the Property by any person during the period that the Corporation was the legal or equitable owner of the Property or which occurred prior to such time and was otherwise actually known by, or should have been known by, the Corporation. The obligation of the Corporation to indemnify the Investors shall specifically cover and include, without limitation, all fines and penalties imposed by federal, state or local authorities, costs of removing or neutralizing the Hazardous Materials, injury to the property adjoining the Property, injury to persons living or working on or about the Property or adjoining or otherwise affecting property, and all other indirect or consequential damages incurred by the Investors.

          2.14 Board of Directors Observer. For as long as the Preferred Directors serve on the Board of Directors, Pennsylvania Early Stage Partners may designate an observer acceptable to the Corporation (the "Observer"). Such Observer shall be compensated in the same manner as all other non-employee Directors, shall have no voting rights, and shall be reimbursed for all travel expenses and other out-of-pocket expenses incurred in attending meetings of the Board of Directors. The Observer shall be indemnified by the Corporation against any claims arising out of his participation at Board meetings. The Investors consent to the grant of a right by the Corporation to Allstate Venture Capital to appoint an Observer if such right is in connection with an Authorized Issuance.

          2.15 Elimination of Redemption Restrictions. At such time as the Corporation refinances its principal first-tier bank financing in existence as of the date of this Agreement, it shall use its reasonable good faith efforts under the circumstances to enter into new financing arrangement that would not restrict, in any way, the Corporation's right to timely redeem the Series A Preferred Stock in accordance with Section 5 of the Certificate.

          2.16  Duration of Section.  (a) Sections 2.3, 2.4 (a)(i)-(ix), 2.4
(xiv), 2.4 (xvi), 2.4 (xxiii), 2.6, 2.8, 2.11, 2.13, 2.14, 2.15 and 2.17 and the rights and obligations of the parties thereunder shall automatically terminate on the first to occur of: (a) the consummation of a firm commitment underwritten public offering of Common Stock registered under the Securities Act pursuant to which (X) Common Stock is offered to the public at a price of at least $17.00 per share of Common Stock (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and (Y) the offering size is at least $20 million (a "Qualified IPO"), or (b) that date on which eighty (80%) of the Series A Preferred Shares issued to the Investors, subject to proportional adjustment for events described in Sections 7(d)(iii)
and 7(d)(iv), is no longer outstanding.   Prior to any such termination, the
rights and obligations of any Investor under such sections set forth above shall terminate upon the date on which such Investor no longer owns any Series A Preferred Stock, whereupon the obligations of the remaining Investors to vote in favor of the designee of such Investor shall also terminate.

               (b) On the first to occur of: (a) the consummation of a Qualified IPO, or (b) that date on which HCV V, an HCV Fund or any current or future general partner of an HCV Fund shall no longer be in control of a majority of the then outstanding series A Preferred Stock held by all Investors (determined in accordance with Section 6(a) of the Certificate) or eighty (80%) of the Series A Preferred Shares issued to the Investors, subject to proportional adjustment for events described in Sections 7(d)(iii) and 7(d)(iv), is no longer outstanding, then (X) Sections 2.4(a)(x)-(xxiv) (excluding 2.4(xiv), 2.4 (xvi), and 2.4(xxiii)) and the rights and obligations of the parties thereunder shall automatically terminate, and (Y) section 2.4 (xiv) shall be revised such that the Financing Limitation shall increase to a number equal to the greater of (A) $1,250,000 or (B) 20% of the existing indebtedness of the Company on the date that condition (b) above is satisfied. Prior to any such termination, the rights and obligations of any Investor under such sections set forth above shall terminate upon the date on which such Investor no longer owns any Series A Preferred Stock, whereupon the obligations of the remaining Investors to vote in favor of the designee of such Investor shall also terminate.

          2.17 Board of Directors' Committees. At least one of the Preferred Directors designated by HCV V shall serve on each committee of the Board of Directors.


     SECTION 3.  Transfer of Securities.

          3.1 Restriction on Transfer. The Restricted Securities shall not be transferable, except upon the conditions specified in this Section 3, which conditions are intended solely to ensure compliance with the provisions of the Securities Act in respect of the Transfer thereof.

          3.2 Restrictive Legend. Each certificate evidencing any Restricted Securities and each certificate evidencing any such securities issued to subsequent transferees of any Restricted Securities shall (unless otherwise permitted by the provisions of Section 3.3 or 3.10 hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAW. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCKHOLDERS' AGREEMENT DATED ______________, 1999, AMONG STC TECHNOLOGIES, INC. AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF STC TECHNOLOGIES, INC.

          3.3 Notice of Transfer. By acceptance of any Restricted Securities, the holder thereof agrees to give prior written notice to the Corporation of such holder's intention to effect any Transfer and to comply in all other respects with the provisions of this Section 3.3. Each such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied by: (a) the written opinion of counsel for the holder of such Restricted Securities, or, at such holder's option, a representation letter of such holder, addressed to the Corporation (which opinion and counsel, or representation letter, as the case may be, shall be reasonably acceptable to the Corporation), as to whether, in the case of a written opinion, in the opinion of such counsel, such proposed Transfer involves a transaction requiring registration of such Restricted Securities under the Securities Act and applicable state securities laws or an exemption thereunder is available, or, in the case of a representation letter, such letter sets forth a factual basis for concluding that such proposed transfer involves a transaction requiring registration of such Restricted Securities under the Securities Act and applicable State Securities laws or that an exemption thereunder is available, or (b) if such registration is required and if the provisions of Section 3.4 hereof are applicable, a written request addressed to the Corporation by the holder of such Restricted Securities, describing in detail the proposed method of disposition and requesting the Corporation to effect the registration of such Restricted Shares pursuant to the terms and provisions of Section 3.4 hereof; provided, however, that (y) in the case of a Transfer by a holder to a member of such holder's Group, no such opinion of counsel or representation letter of the holder shall be necessary, provided that the transferee agrees in writing to be subject to Sections 3.1, 3.2, 3.3 and 3.10 hereof to the same extent as if such transferee were originally a signatory to this Agreement, and (z) in the case of any holder of Restricted Securities that is a partnership, no such opinion of counsel or representation letter of the holder shall be necessary for a Transfer by such holder to a partner of such holder, or a retired partner of such holder who retires after the date hereof, or the estate of any such partner or retired partner if, with respect to such Transfer by a partnership, (i) such Transfer is made in accordance with the partnership agreement of such partnership, and (ii) the transferee agrees in writing to be subject to the terms of Sections 3.1, 3.2,
3.3 and 3.10 hereof to the same extent as if such transferee were originally a signatory to this Agreement. If in such opinion of counsel or as reasonably concluded from the facts set forth in the representation letter of the holder (which opinion and counsel, or representation letter, as the case may be, shall be reasonably acceptable to the Corporation), the proposed Transfer may be effected without registration under the Securities Act and any applicable state securities laws or "blue sky" laws, then the holder of Restricted Securities shall thereupon be entitled to effect such Transfer in accordance with the terms of the notice delivered by it to the Corporation. Each certificate or other instrument evidencing the securities issued upon such Transfer (and each certificate or other instrument evidencing any such securities not Transferred) shall bear the legend set forth in Section 3.2 hereof unless: (a) in such opinion of such counsel or as can be concluded from the representation letter of such holder (which opinion and counsel or representation letter shall be reasonably acceptable to the Corporation) the registration of future Transfers is not required by the applicable provisions of the Securities Act and state securities laws, or (b) the Corporation shall have waived the requirement of such legend; provided, however, that such legend shall not be required on any certificate or other instrument evidencing the securities issued upon such Transfer in the event such Transfer shall be made in compliance with the requirements of Rule 144 (as amended from time to time or any similar or successor rule) promulgated under the Securities Act. The holder of Restricted Securities shall not effect any Transfer until such opinion of counsel or representation letter of such holder has been given to and accepted by the Corporation (unless waived by the Corporation) or until registration of the Restricted Shares involved in the above-mentioned request has become effective under the Securities Act. In the event that an opinion of counsel is required by the registrar or transfer agent of the Corporation to effect a transfer of Restricted Securities in the future, the Corporation shall seek and obtain such opinion from its counsel, and the holder of such Restricted Securities shall provide such reasonable assistance as is requested by the Corporation (other than the furnishing of an opinion of counsel) to satisfy the requirements of the registrar or transfer agent to effectuate such transfer.

          3.4 Required Registration. After a Qualified IPO by the Corporation, if the Corporation shall be requested (i) by holders of at least 50% of the outstanding Restricted Securities (based on the underlying Class A Common Stock for which the Restricted Securities are convertible or exercisable) to effect the registration under the Securities Act of Restricted Shares, or (ii) after the first registration pursuant to this Section 3.4, by one or more of the holders of Restricted Securities to effect the registration under the Securities Act of Restricted Shares having a proposed aggregate offering price equal to or greater than $5,000,000, then the Corporation shall promptly give written notice of such proposed registration to all holders of Restricted Securities, and thereupon the Corporation shall promptly use its best efforts to effect the registration under the Securities Act of the Restricted Shares that the Corporation has been requested to register for disposition as described in the request of such holders of Restricted

Securities and in any response received from any of the holders of Restricted Securities within 30 days after the giving of the written notice by the Corporation; provided, however, that the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions and Section 3.7:

               (a) Subject to Section 3.6, the Corporation shall not be obligated to file and cause to become effective more than two (2) registration statements in which Restricted Shares are registered under the Securities Act pursuant to this Section 3.4, if all of the Restricted Shares offered pursuant to such registration statements are sold thereunder upon the price and terms offered.

               (b) Notwithstanding the foregoing, the Corporation may include in each such registration requested pursuant to this Section 3.4 any authorized but unissued shares of Common Stock (or authorized treasury shares) for sale by the Corporation or any issued and outstanding shares of Common Stock for sale by others; provided, however, that, if the number of shares of Common Stock so included pursuant to this clause (b) exceeds the number of Restricted Shares requested by the holders of Restricted Shares requesting such registration, then such registration shall be deemed to be a registration in accordance with and pursuant to Section 3.5; and provided further, however, that the inclusion of such previously authorized but unissued shares by the Corporation or issued and outstanding shares of Common Stock by others in such registration does not adversely affect, in the sole opinion of the holders of Restricted Securities requesting such registration, the ability of the holders of Restricted Securities requesting such registration to market the entire number of Restricted Shares requested by them.

          3.5  Piggyback Registration.

               (a) Each time that the Corporation proposes for any reason to register any of its securities under the Securities Act, other than pursuant to
(i) a registration statement on Form S-4 or Form S-8 or similar or successor forms (collectively, "Excluded Forms") or (ii) in connection with a Qualified IPO by the Corporation, the Corporation shall promptly give written notice of such proposed registration to all holders of Restricted Securities, which shall offer such holders the right to request inclusion of any Restricted Shares in the proposed registration.

               (b) Each holder of Restricted Securities shall have 30 days from the receipt of such notice to deliver to the Corporation a written request specifying the number of Restricted Shares such holder intends to sell and the holder's intended method of disposition.

               (c) In the event that the proposed registration by the Corporation is, in whole or in part, an underwritten public offering of securities of the Corporation, any request under Section 3.5(b) may specify that the Restricted Shares be included in the underwriting (i) on the same terms and conditions as the shares of Common Stock, if any, otherwise being sold through underwriters under such registration, or (ii) on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances in the event that no shares of Common Stock other than Restricted Shares are being sold through underwriters under such registration.

               (d) Upon receipt of a written request pursuant to Section 3.5(b), the Corporation shall promptly use its best efforts to cause all such Restricted Shares to be registered under the Securities Act, to the extent required to permit sale or disposition as set forth in the written request.

               (e) Notwithstanding the foregoing, if the managing underwriter of any such proposed registration determines and advises in writing that the inclusion of all Restricted Shares proposed to be included in the underwritten public offering, together with any other issued and outstanding shares of Common Stock proposed to be included therein by holders other than the holders of Restricted Securities (such other shares hereinafter collectively referred to as the "Other Shares"), would interfere with the successful marketing of the Corporation's securities, then the total number of such securities proposed to be included in such underwritten public offering shall be reduced, (i) first by the shares requested to be included in such registration by the holders of Other Shares, and (ii) second, if necessary, (A) one-half (1/2) by the securities proposed to be issued by the Corporation, and (B) one-half (1/2) by the Restricted Shares proposed to be included in such registration by the holders thereof, on a pro rata basis, based upon the number of Restricted Shares sought to be registered by each such holder. The shares of Common Stock that are excluded from the underwritten public offering pursuant to the preceding sentence shall be withheld from the market by the holders thereof for a period, not to exceed 180 days from the closing of such underwritten public offering, that the managing underwriter reasonably determines as necessary in order to effect such underwritten public offering.

     3.6 Registrations on Form S-2 and S-3. At such time as the Corporation shall have qualified for the use of Form S-2 or Form S-3 (or any successor form promulgated under the Securities Act), each holder of Restricted Securities shall have the right to request in writing an unlimited number (but not more than two (2) annually) of registrations on Form S-2 or Form S-3. Each such request by a holder shall: (a) specify the number of Restricted Shares which the holder intends to sell or dispose of, (b) state the intended method by which the holder intends to sell or dispose of such Restricted Shares, and (c) request registration of Restricted Shares having a proposed aggregate offering price of at least $5 Million (unless such request covers all remaining Restricted Shares held by Investors in which event this restriction shall not apply). Upon receipt of a request pursuant to this Section 3.6, the Corporation shall use its best efforts to effect such registration or registrations on Form S-2 or Form S-
3. Notwithstanding the foregoing, the Corporation may delay filing a registration statement on Form S-2 or Form S-3 and may withhold efforts to cause the registration statement to become or remain effective, if the Corporation determines in good faith that such registration might (i) interfere with or affect the negotiation or completion of any transaction that is being contemplated by the Corporation at the time the right to delay is exercised, or
(ii) involve initial or continuing disclosure obligations that might not be in the best interest of the Corporation's shareholders. Notwithstanding the foregoing, the Corporation shall not be entitled to exercise its right to defer filing or effectiveness of or to update a registration pursuant to a Form S-2 or Form S-3 registration request for more than one hundred eighty (180) consecutive days.

          3.7 Preparation and Filing. If and whenever the Corporation is under an obligation pursuant to the provision of this Section 3 to use its best efforts to effect the registration of any Restricted Shares, the Corporation shall, as expeditiously as practicable:

               (a) prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective in accordance with Section 3.7(b) hereof;

               (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the earlier of (i) the sale of all Restricted Shares covered thereby or
(ii) nine months, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Restricted Shares covered by such registration statement;

               (c) furnish to each holder whose Restricted Shares are being registered pursuant to this Section 3 such number of copies of any summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such holder may reasonably request in order to facilitate the public sale or other disposition of such Restricted Shares;

               (d) use its best efforts to register or qualify the Restricted Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as each holder whose Restricted Shares are being registered pursuant to this Section 3 shall reasonably request and do any and all other acts or things which may be necessary or advisable to enable such holder to consummate the public sale or other disposition in such jurisdictions of such Restricted Shares; provided, however, that the Corporation shall not be required to consent to general service of process for all purposes in any jurisdiction where it is not then subject to process, qualify to do business as a foreign corporation where it would not be otherwise required to qualify or submit to liability for state or local taxes where it is not otherwise liable for such taxes;

               (e) at any time when a prospectus covered by such registration statement and relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 3.7(b) hereof, notify each holder whose Restricted Shares are being registered pursuant to this
Section 3 of the happening of any event as a result of which the prospectus included in such registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such holder, prepare, file and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

               (f) if the Corporation has delivered preliminary or final prospectuses to the holders of Restricted Shares that are being registered pursuant to this Section 3 and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Corporation shall promptly notify such holders and, if requested, such holders shall immediately cease making offers of Restricted Shares and return all prospectuses to the Corporation. The Corporation shall promptly provide such holders with revised prospectuses and, following receipt of the revised prospectuses, such holders shall be free to resume making offers of the Restricted Shares; and

               (g) furnish, at the request of any holder whose Restricted Shares are being registered pursuant to this Section 3, on the date that such Restricted Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3, if such securities are being sold through underwriters, or, on the date that the registration statement with respect to such securities becomes effective, if such securities are not being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request, and (ii) a letter dated such date, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request.

          3.8 Expenses. The Corporation shall pay all expenses incurred by the Corporation in complying with this Section 3, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), fees and expenses of complying with the securities and blue sky laws of all such jurisdictions in which the Restricted Shares are proposed to be offered and sold, printing expenses and fees and disbursements of counsel (including with respect to each registration effected pursuant to Sections 3.4, 3.5 and 3.6, the reasonable fees and disbursements of one counsel for the holders of Restricted Shares that are being registered pursuant to this Section 3); provided, however, that all underwriting discounts and selling commissions applicable to the Restricted Shares covered by registrations effected pursuant to Section 3.4, 3.5 or 3.6 hereof shall be borne by the seller or sellers thereof, in proportion to the number of Restricted Shares sold by each such seller or sellers.

          3.9  Indemnification.

               (a) In the event of any registration of any Restricted Shares under the Securities Act pursuant to this Section 3 or registration or qualification of any Restricted Shares pursuant to Section 3.7(d) hereof, the Corporation shall indemnify and hold harmless the seller of such shares, each underwriter of such shares, if any, each broker or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Restricted Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document incident to registration or qualification of any Restricted Shares pursuant to Section 3.7(d) hereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Corporation of the Securities Act or any state securities or blue sky laws applicable to the Corporation and relating to action or inaction required of the Corporation in connection with such registration or qualification under the Securities Act or such state securities or blue sky laws. The Corporation shall reimburse on demand such seller, underwriter, broker or other person acting on behalf of such seller and each such controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, preliminary or final prospectus or amendment or supplement thereto or any document incident to registration or qualification of any Restricted Shares pursuant to Section 3.7(d) hereof, in reliance upon and in conformity with written information furnished to the Corporation by such seller, underwriter, broker, other person or controlling person specifically for use in the preparation thereof.

               (b) Before Restricted Shares held by any prospective seller shall be included in any registration pursuant to this Section 3, such prospective seller and any underwriter acting on its behalf shall have agreed to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a)) the Corporation, each director of the Corporation, each officer of the Corporation who signs such registration statement and any person who controls the Corporation within the meaning of the Securities Act, with respect to any untrue statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation through an instrument duly executed by such seller or such underwriter specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each prospective seller, to an amount equal to the net proceeds actually received by such prospective seller from the sale of Restricted Shares effected pursuant to such registration.

               (c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 3.9(a) or (b) hereof, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 3.9, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and, after notice to such indemnified party from the indemnifying party of its election to assume the defense thereof, the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that, if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party which are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 3.9, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for the fees and expenses of counsel retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 3.9. The indemnifying party shall not make any settlement of any claims indemnified against hereunder without the written consent of the indemnified party or parties, which consent shall not be unreasonably withheld.

               (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 3.9, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.9; then, in each such case, the Corporation and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject as is appropriate to reflect the relative fault of the Corporation and such holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, it being understood that the parties acknowledge that the overriding equitable consideration to be given effect in connection with this provision is the ability of one party or the other to correct the statement or omission which resulted in such losses, claims, damages or liabilities, and that it would not be just and equitable if contribution pursuant hereto were to be determined by pro rata allocation or by any other method of allocation which does not take into consideration the foregoing equitable considerations. Notwithstanding the foregoing, (i) no such holder will be required to contribute any amount in excess of the proceeds to it of all Restricted Shares sold by it pursuant to such registration statement, and
(ii) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

               (e) Notwithstanding any of the foregoing, if, in connection with an underwritten public offering of any Restricted Shares, the Corporation, the holders of such Restricted Shares and the underwriters enter into an underwriting or purchase agreement relating to such offering which contains provisions covering indemnification among the parties, then the indemnification provision of this Section 3.9 shall be deemed inoperative for purposes of such offering.

          3.10 Removal of Legends, Etc. Notwithstanding the foregoing provisions of this Section 3, the restrictions imposed by this Section 3 upon the transferability of any Restricted Securities shall cease and terminate when
(a) any such Restricted Securities are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement or such other method contemplated by Section 3.3 hereof that does not require that the securities transferred bear the legend set forth in Section 3.2 hereof, including a Transfer pursuant to Rule 144 or a successor rule thereof (as amended from time to time), or (b) the holder of Restricted Securities has met the requirements for transfer of such Restricted Securities pursuant to subparagraph (k) of Rule 144 or a successor rule thereof (as amended from time to time) promulgated by the Commission under the Securities Act. Whenever the restrictions imposed by this Section 3 have terminated, a holder of a certificate for Restricted Securities as to which such restrictions have terminated shall be entitled to receive from the Corporation, without expense, a new certificate not bearing the restrictive legend set forth in Section 3.2 hereof and not containing any other reference to the restrictions imposed by this Section 3.

     SECTION 4. Securities Act Registration Statements. Except for securities of the Corporation registered on Excluded Forms, the Corporation shall not file any registration statement under the Securities Act covering any securities unless it shall first have given each holder of Restricted Securities written notice thereof. The Corporation further covenants that each holder of Restricted Securities shall have the right, at any time when it may be deemed to be a controlling person of the Corporation, within the meaning of the Securities Act, to participate in the preparation of such registration statement and to request the insertion therein of material furnished to the Corporation in writing which in such holder's judgment should be included. In connection with any registration statement referred to in this Section 4, the Corporation shall indemnify, to the extent permitted by law, each holder of Restricted Securities, its officers, partners and directors and each person, if any, who controls any such holder within the meaning of the Securities Act in the same manner and to the same extent as the Corporation is required to indemnify a seller of Restricted Securities in Section 3.9 hereof. If, in connection with any such registration statement, any holder of Restricted Securities shall furnish written information to the Corporation expressly for use in the registration statement, then such holder shall indemnify the Corporation, each director of the Corporation, each officer of the Corporation who signs such registration statement and each person, if any, who controls the Corporation within the meaning of the Securities Act to the same extent as a seller of Restricted Securities is required to indemnify such persons in Section 3.9 hereof.

     SECTION 5.  Election of Directors.

          5.1 Voting for Directors. At each annual meeting of the stockholders of the Corporation and at each special meeting of the stockholders of the Corporation called for the purposes of electing directors of the Corporation, and at any time at which stockholders of the Corporation shall have the right to, or shall, vote for or consent to the election of directors, then, in each such event, each Investor shall vote all shares of Series A Preferred Stock and any other shares of voting stock of the Corporation then owned (or controlled as to voting rights) by it, whether by purchase, exercise of rights, warrants or options, stock dividends or otherwise:

               (a) to fix and maintain the number of directors on the Board of Directors of the Corporation at not more than eight (8);

               (b) pursuant to Section 6(b)(i) of the Certificate, to elect to the Board two (2) directors designated by HCV V as the Preferred Directors;

               (c) to allow Pennsylvania Early Stage Partners to appoint an Observer (as defined in Section 2.14 hereof) to attend all meetings of the Board of Directors.

          5.2 Cooperation of the Corporation. The Corporation shall use its best efforts to effectuate the purposes of this Section 5, including promoting the adoption of any necessary amendment of the By-laws and the Certificate of Incorporation of the Corporation.

          5.3 Notices. The Corporation shall provide the Investors with at least twenty (20) days' prior notice in writing of any intended mailing of notice to the Investors of the Corporation for a meeting at which directors are to be elected, and such notice shall include the names of the persons designated by the Corporation pursuant to this Section 5. HCV V shall notify the Corporation in writing at least three (3) days prior to such mailing of the persons designated by it pursuant to Section 6(b)(i) of the Certificate and
Section 5.1 above as nominees for election to the Board. In the absence of any notice from HCV V, the director(s) then serving and previously designated by HCV V shall be renominated.

          5.4 Removal. Except as otherwise provided in this Section 5, no Investor shall vote to remove any member of the Board designated in accordance with the foregoing provisions of this Section 5 unless the party who designated such director (the "Designating Party") shall so vote or otherwise consent, and, if the Designating Party shall so vote or otherwise consent, then the non-designating Investors shall likewise so vote. Any vacancy on the Board created by the resignation, removal, incapacity or death of any person designated under the foregoing provisions of this Section 5 shall be filled by another person designated by the original Designating Party. Each Investor shall vote all voting shares of Series A Preferred Stock of the Corporation and all other shares of voting stock of the Corporation owned or controlled by such Investor in accordance with each such new designation, and no such vacancy shall be filled in the absence of a new designation by the original Designating Party.

          5.5 Duration of Section. This Section 5 and the rights and obligations of the parties hereunder shall automatically terminate on the first to occur of: (a) the consummation of a firm commitment underwritten public offering of Common Stock registered under the Securities Act pursuant to which
(X) Common Stock is offered to the public at a price of at least $17.00 per share of Common Stock (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and (Y) the offering size is at least $20 million (a "Qualified IPO"), or (b) that date on which eighty percent (80%) of the Series A

Preferred Shares originally issued to the Investors, subject to proportional adjustment for events described in Sections 7(d)(iii) and 7(d)(iv) of the Certificate, is no longer outstanding. Prior to any such termination, the rights and obligations of any Investor under this Section 5 shall terminate upon the date on which such Investor no longer owns any Series A Preferred Stock, whereupon the obligations of the remaining Investors to vote in favor of the designee of such Investor shall also terminate.

     SECTION 6. Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce its or their rights, either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. Notwithstanding the generality of the foregoing, in the event that the Corporation breaches any of its covenants and/or agreements set forth herein, the Investors shall have the additional remedy, in their sole discretion, provided that such breach has not been cured by the later to occur of 15 days after receipt of notice of such breach by the Corporation or 30 days after the occurrence of such breach, of electing to immediately exercise their right of redemption set forth in Section 5 of the Certificate, as provided therein, irrespective of whether such right of redemption otherwise is mature. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

     SECTION 7. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Corporation and each of the Investors and the respective successors and assigns of the Corporation and each of the Investors. Subject to the requirements of Section 3 hereof, this Agreement and the rights and duties of the Investors set forth herein may be freely assigned, in whole or in part, by each Investor to any member of such Investor's Group or to any other person or entity acquiring at least $500,000 of Restricted Securities, such value to be determined pursuant to the provisions set forth in Section 7 of the Certificate. Any transferee (other than an Investor) to whom rights under Section 3 are transferred shall, as a condition to such transfer, deliver to the Corporation a written instrument by which such transferee identifies itself, gives the Corporation notice of the transfer of such rights, identifies the securities of the Corporation owned or acquired by it and agrees to be bound by the obligations imposed hereunder to the same extent as if such transferee were an Investor hereunder. A transferee to whom rights are transferred pursuant to this Section 7 will be thereafter deemed to be an Investor for the purpose of the execution of such transferred rights and may not again transfer such rights to any other person or entity, other than as provided in this Section 7. Neither this Agreement nor any of the rights or duties of the Corporation set forth herein shall be assigned by the Corporation, in whole or in part, without having first received the written consent of the Investors holding a majority of the voting power of the outstanding Series A Preferred Shares held by all Investors, with each such holder entitled to the number of votes for each such share of Series A Preferred Stock as equals the number of shares of Common Stock

(including fractional shares) into which each such share of Series A Preferred Stock is then convertible, rounded up to the nearest one-tenth of a share.

     SECTION 8. Duration of Agreement. The rights and obligations of the Corporation and each Investor set forth herein shall survive indefinitely, unless and until, by their respective terms, they are no longer applicable.

     SECTION 9. Entire Agreement. This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

     SECTION 10. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                    (i)  If to the Corporation, to:

                         STC Technologies, Inc.
                         1745 Eaton Avenue
                         Bethlehem, Pennsylvania 18018
                         Attention: Mr. Michael J. Gausling, President
                         Telecopier: (610) 882-1830

                         with a copy to:

                         Pepper Hamilton LLP
                         1235 Westlakes Drive, Suite 400
                         Berwyn, PA 19312-2401
                         Attention: Jeffrey P. Libson, Esq.
                         Telecopier: (610) 640-7835

                    (ii) If to the Investors, as set forth on Schedule 1:

                         with a copy to:

                         Gibbons, Del Deo, Dolan, Griffinger & Vecchione One Riverfront Plaza
                         Newark, New Jersey 07102
                         Attention: Jeffrey A. Baumel, Esq.
                         Telecopier: (973) 596-0545

All such notices, requests, consents and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the third business day following the date of such mailing, (c) in the case of overnight mail, on the first business day following the date of such mailing, and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.

     SECTION 11. Changes. The terms and provisions of this Agreement may not be modified or amended, additional signatories added, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the Corporation and the Investors holders of a majority of the Series A Preferred Shares held by all Investors, determined in accordance with Section 6(a) of the Certificate (including, in such calculation, any outstanding Restricted Shares held by such holders).

     SECTION 12. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     SECTION 13. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     SECTION 14. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

     SECTION 15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.

     SECTION 17. Effectiveness. Notwithstanding any other provision of this Agreement, this Agreement shall not be effective until the Closing (as such term is defined in the Stock Purchase Agreement).

     IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

                                    STC TECHNOLOGIES, INC.



                                    By:  /s/ Michael J. Gausling
                                         -----------------------
                                    Name: Michael J. Gausling
                                    Title: President


                                    INVESTORS:

                                    HEALTHCARE VENTURES V, L.P.

                                    By: HealthCare Partners V,
                                    L.P., as General Partner



                                    By:  /s/ Harold Werner
                                         -----------------------
                                    Name: Harold Werner
                                    Title: General Partner


                                    RHO MANAGEMENT TRUST II

                                    By: Rho Management Company, Inc., as
                                    Investment Advisor


                                    By:  /s/ Joshua Ruch
                                         -----------------------
                                    Name: Joshua Ruch
                                    Title: President

                                    HUDSON TRUST


                                    By:  /s/ Scott M. Ciccone
                                         -----------------------
                                    Name: Scott M. Ciccone
                                    Title: Trustee

                                    PENNSYLVANIA EARLY STAGE
                                    PARTNERS, L.P.

                                    By: Pennsylvania Early Stage Partners GP,
                                    L.L.C, its General Partner


                                    By:  /s/ Michael G. Bolton
                                         ------------------------
                                    Name: Michael G. Bolton
                                    Title: Managing Director

                                   SCHEDULE 1

                                   INVESTORS
                                   ---------

                                          AMOUNT OF           SHARES OF SERIES A
INVESTOR                                  INVESTMENT           PREFERRED STOCK
--------                                  ----------           ---------------
HealthCare Ventures V, L.P.              $4,354,499.00             512,294
44 Nassau Street
Princeton, New Jersey 08542-4511

Rho Management Trust II                  $  483,998.50              56,941
c/o Rho Management Company, Inc.
767 Fifth Avenue
New York, NY  10153
Attn: Peter Kalkanis

Hudson Trust                             $  161,500.00              19,000
c/o Summit Asset Management
The Office Center
Suite 445
666 Plainsboro Road
Plainsboro, NJ  08536
Attn: Scott Ciccone

Pennsylvania Early Stage Partners, L.P.  $1,500,003.50             176,471
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA  19087


TOTAL                                    $6,500,001.00             764,706